CONSULTING AGREEMENT

Consulting Agreement dated as of August 1, 2013, between ACORN ENERGY, INC., a Delaware corporation (with its successors and assigns, referred to as the “Corporation”) and Richard S. RIMER (hereinafter referred to as “RIMER”).

PRELIMINARY STATEMENT

The Corporation desires to engage RIMER as a consultant to provide services to the Corporation, including service as its Executive Vice President, and RIMER wishes to be engaged by the Corporation in that capacity, upon the terms and subject to the conditions set forth in this Agreement. The Corporation and RIMER also wish to enter into the other agreements set forth in this Agreement, all of which are related to RIMER’s engagement under this Agreement.

AGREEMENT

RIMER and the Corporation therefore agree as follows:

1.     Commencement of Consultation Term. This Consulting Agreement is made for a period of eight months. The parties acknowledge that RIMER was a consultant to the Corporation prior to August 1, 2013 (the “Effective Date”). However, the term of this Agreement shall be deemed to have commenced as of the Effective Date and shall continue until March 31, 2014 or such earlier date that his engagement is terminated by either or both of the parties in accordance with the provisions of this Agreement (the “Term”). The termination of the Term for any reason shall end RIMER’s engagement under this Agreement, but, except as otherwise set forth herein, shall not terminate RIMER’s or the Corporation’s other rights and obligations under this Agreement.

2.     Position and Duties. The parties acknowledge that RIMER has served as a consultant to the Corporation prior to the Effective Date and confirm that his consulting agreement has been extended from December 31, 2012 through the date immediately preceding the Effective Date (the “Extended Consultancy Period”), at a monthly rate of $30,720 ( “Fees”). As of the Effective Date, RIMER has resigned as the Vice Chairman of the Board. Commencing as of the Effective Date hereof, RIMER shall serve in the capacity of Executive Vice President (“EVP”) and shall carry out such duties and responsibilities consistent with an EVP, and shall perform and discharge such additional duties and responsibilities as may be reasonably determined by time to time by the Board of Directors of the Corporation (the “Board”). RIMER shall also hold such additional positions and titles with the Corporation and its subsidiaries as the Board may reasonably determine from time to time. RIMER shall report to the Chief Executive Officer of the Corporation (the “CEO”). During the Term, RIMER shall devote substantially all of his full time and attention to performing his duties as EVP; provided, however, that RIMER shall not be precluded from spending time on personal business and investment matters that do not interfere with his duties and responsibilities hereunder. Additionally, RIMER may also serve as a member of the board of directors of privately-held and publicly-held companies, subject only to his obtaining prior approval from the Board, which approval shall not be unreasonably withheld, conditioned or delayed. RIMER serves, as of the date hereof, as a member of the board of directors of the companies listed on Exhibit A hereto, which Exhibit A may be amended, from time to time, to include RIMER’s membership on other boards of directors, upon the prior written approval of the Board, which approval shall not be unreasonably withheld, conditioned or delayed. RIMER will be mainly located in Geneva, Switzerland.

3.     Compensation.

(a)     Fixed Compensation. The Corporation shall pay RIMER the Fee amount specified in Section 2 each month during the Term.

(a)	Other and Additional Compensation.

(i)Bonus. RIMER shall be eligible to receive a cash bonus (“Bonus”) of up to $272,000, based upon the attainment of agreed upon personal and Corporation performance goals and milestones during the Term, as have previously been mutually determined by the Board and RIMER. The actual amount of any Bonus payable by the Corporation to RIMER pursuant to this Section 3(b) shall be determined on a sliding scale based upon RIMER’s attainment of such targets prior to December 31, 2013, such determination to be made on or before January 31, 2014 (the “Determination Date”) as reasonably determined by the Board in its good faith judgment. Payment of the Bonus to RIMER will be made no later than 75 days after the Determination Date.

(ii)    Stock Options. Unless this Agreement is earlier terminated, on January 1, 2014 (the “Award Date”), the Corporation shall grant RIMER seven (7) year non-qualified options (the “Stock Option Grant”) under the Corporation’s 2006 Stock Incentive Plan (the “Plan”) for the purchase of shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), which options at the time of grant shall have a value, based on a Black-Scholes model, of not less than $200,000. Such options shall have an exercise price equal to the closing stock price of a share of the Corporation’s Common Stock on the trading date immediately prior to the Award Date. The terms of the Stock Option Grant, including the vesting schedule, will be set forth in a separate option agreement executed by and between the parties. Such option agreement shall provide, among other things, that the options shall vest pro rata on a quarterly basis (commencing 90 days from the Award Date) over a period of five (5) years, subject to acceleration as provided herein.

(iii)    Registration Rights. The Corporation hereby represents and warrants to RIMER that the shares of Common Stock issuable upon exercise of the options referred to herein are covered by an existing effective registration statement of the Corporation on Form S-8 (a “Form S-8”). The Corporation hereby represents, warrants and agrees that it shall notify RIMER in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act of 1933, as amended (the “Securities Act”) for purposes of a public offering of securities of the Corporation (including, but not limited to, registration statements relating to secondary offerings of securities of the Corporation) and (1) will afford RIMER an opportunity to include in such registration statement all or part of Registrable Securities (as defined below) held by RIMER, (2) cause such Registration Statement to cover all such Registrable Securities for which RIMER requests inclusion, (3) use best efforts to cause such Registration Statement to become effective as soon as practicable, and (4) take all other reasonable action necessary under any federal or state law or regulation of any governmental authority to permit all such Registrable Securities to be sold or otherwise disposed of, and will maintain such compliance with each such federal and state law and regulation of any governmental authority for the period necessary for RIMER to promptly effect the proposed sale or other disposition; and (b) RIMER may make a written request that the Corporation effect a registration under the Securities Act covering such Registrable Securities and the Corporation shall (1) use best efforts to cause such Registration Statement to become effective as soon as practicable, and (2) take all other reasonable action necessary under any federal or state law or regulation of any governmental authority to permit all such Registrable Securities to be sold or otherwise disposed of, and will maintain such compliance with each such federal and state law and regulation of any governmental authority for the period necessary for RIMER to promptly effect the proposed sale or other disposition. For purposes hereof, “Registrable Securities” shall mean the (i) shares of Common Stock issuable upon exercise of any options held by RIMER (including the options referred to in Section 3(b)(ii)) that are not covered by an existing effective registration statement of the Corporation on Form S-8 and (ii) such additional shares of capital stock of the Corporation issued to RIMER by way of stock dividend or stock split, or in connection with a combination, recapitalization, share exchange, consolidation or other reorganization of the Corporation.

4.     Other Terms.

(a)    Independent Contractor. In rendering services hereunder, RIMER shall act as an independent contractor and not as an employee, agent or authorized representative of Corporation, and shall have only the authority attendant to the offices to which he is elected as provided in the Corporation’s or applicable entity’s bylaws (“Executive Authority”). RIMER shall not be entitled to participate in the Corporation’s profit sharing, pension, bonus, welfare or other plans to or for the benefit of Corporation employees. The payments provided for in Section 3 of this Agreement shall be the only payments due to RIMER from the Corporation. The parties agree that this Agreement does not create and shall not be deemed to create a relationship of partners, joint venturers, associates or principal and agent between the parties hereto, and the parties acknowledge that each is acting as a principal hereunder. Except in cases of the exercise of Executive Authority, the acts of RIMER shall in no way constitute the acts of Corporation, and Rimer shall not represent to any third party that RIMER has any express or implied authority to bind Corporation to any contract, agreement or obligation. Although Rimer may receive generalized instruction from Corporation as to the performance of services hereunder, the Corporation will not control or supervise the specific methods to be used or the sequence of tasks to be performed by RIMER in the execution of his duties hereunder.

(b)    Indemnification; Liability Insurance. The Corporation and RIMER entered into an Indemnification Agreement dated November 16, 2011, which remains in full force and effect (the “Indemnification Agreement”). The parties hereby agree that the first and last sentences of Section 1 of the Indemnification Agreement are hereby amended to reflect that RIMER is serving both as a director of the Corporation and as an officer, and that accordingly, the indemnification provisions thereof cover RIMER’s activities in all of such capacities. The Corporation agrees to obtain and maintain directors’ and officers’ liability insurance on terms and amounts customary for similarly situated public companies.

5.     Expenses. During the Term, the Corporation shall reimburse RIMER for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses.

6.     Termination.

(a)     General. Each of RIMER and the Corporation may terminate this Consulting Agreement upon at least 30 days’ prior notice, effective at the end of a month; provided that if the Corporation does not intend to engage in discussions with RIMER regarding his services beyond the Term, it shall provide notice thereof to RIMER on or before January 1, 2014.

(b)     Notice of Termination - Generally. Any termination by the Corporation of RIMER’s engagement hereunder shall be in writing and delivered to RIMER at the address set forth herein or at such address kept in the records of the Corporation and shall specify the reasons for such termination.

(c)    Termination by the Corporation for Cause; Termination by RIMER without Good Reason. Any written notice of termination by the Corporation of RIMER for Cause shall, to the extent the Cause is curable, be preceded by a warning letter giving RIMER the opportunity to cure in accordance with Section 7(a). Such warning letter shall state in reasonable detail the Board’s understanding of the facts leading to the determination of Cause. Upon (i) the Corporation’s termination of RIMER’s engagement for Cause, or (ii) upon RIMER’s termination without Good Reason (pursuant to the notice provisions of Section 6(a) hereof), all compensation due to RIMER under this Agreement shall cease, except that RIMER (or his representatives or heirs, as the case may be) shall receive the following:

(i) all accrued but unpaid Fees to the actual date of termination, it being acknowledged and agreed that Fees shall not include any Bonus for such period;

(ii) reimbursement of all previously unreimbursed expenses pursuant to Section 5;

(iii) all vested and unexercised options granted by the Corporation as of the date of termination shall be exercisable in accordance with the terms of the Plan and applicable stock option agreements; provided that RIMER shall have only three (3) months to exercise such previously vested options; and

(iv) all options that as of the date of termination have not vested as of such date shall terminate.

(d)    Expiration of the Term; Termination for Disability or Death. In the event this Agreement terminates upon expiration of the Term, or upon the Death or Disability of RIMER, then the provisions of the applicable option agreement and Plan shall control the forfeiture, vesting and exercisability of any options held by RIMER at such time.

(e)     Termination by the Corporation other than upon Disability, Death or Cause or termination by RIMER for Good Reason. In the event that (i) the Corporation terminates this Agreement (in connection with a Change or Control or otherwise), other than upon Disability, death, termination of the Term or Cause (pursuant to the notice provisions of Section 6(a) hereof), or (ii) RIMER terminates the Term for Good Reason (pursuant to the notice provisions of Section 6(a) hereof), including in connection with a Change of Control, RIMER shall receive the following:

(i)an amount equal to the sum of (A) the unpaid Fees through March 31, 2014, less the amount of any Fees paid to RIMER after the Corporation’s delivery of notice of termination pursuant to Section 6(a) and the actual date of termination and (B) if earned, then not later than 75 days after the Determination Date, a pro rata payment of the Bonus based on the number of months during 2013 that RIMER provided services to the Corporation (including the period prior to the Effective Date);

(ii)reimbursement of all previously unreimbursed expenses pursuant to Section 5;

(iii)the Stock Option Grant, with accelerated vesting of all unvested options that otherwise would have vested within 24 months of the date of termination, with such accelerated options and all other vested and unexercised options granted by the Corporation as of the date of termination to be exercisable for a period of one (1) year from the date of termination in accordance with the terms of the Plan and applicable stock option agreements.

For the avoidance of doubt, RIMER shall be entitled to the foregoing once notice of termination is given by the Corporation or by RIMER pursuant to this Section 6(e) and this Agreement has terminated, regardless of his subsequent death or Disability.

(f)     Condition. The obligation of the Corporation to make any payments or provide any benefits to RIMER under this Section 6 shall be subject to RIMER signing and not revoking a release of all claims in reasonable form provided to RIMER by the Corporation. In addition, the obligation of the Corporation to make the payments set forth in Section 6(e)(i) shall be subject to RIMER fully complying with the obligations under Sections 10 and 11 of this Agreement.

7.     Definitions.

(a)     "Cause" Defined. “Cause” means (i) the failure by RIMER to perform his duties hereunder; (ii) his failure to follow the written legal directions of the CEO or the Board with regard to the exercise of his Executive Authority; (iii) his conviction of, or pleading guilty or nolo contendere, to a felony or a crime involving moral turpitude, fraud or embezzlement relating to the Corporation; (iv) willful misconduct with regard to the Corporation (including violations of securities laws) having a material adverse impact on the Corporation; or (v) an uncured material breach by RIMER of this Agreement or material breach by RIMER of his fiduciary duties to the Corporation; in each case, unless cured within thirty (30) calendar days’ of RIMER’s receipt of a written warning letter from the Board, to the extent curable.

(b)     “Disability” Defined. “Disability” shall mean RIMER’s incapacity due to physical or mental illness or accident, as determined by a qualified independent physician, that results in his being unable to substantially perform his duties hereunder for 30 (the “Disability Period”).

(c)     “Change of Control” Defined. “Change of Control” shall mean the occurrence of any one or more of the following events:

(i)    An acquisition (whether directly from the Corporation or otherwise) of any voting securities of the Corporation (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding Voting Securities;

(ii)    A majority of the members of the Board of Directors of the Corporation is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board of Directors before the date of the appointment or election; or

(iii)     An acquisition by any Person, at any time during the 12-month period ending on the date of the most recent acquisition by such Person or Persons, of assets from the Corporation that have a total Gross Fair Market Value equal to or more than eighty percent (80%) of the total Gross Fair Market Value of all of the assets of the Corporation immediately before such acquisition; provided, however, that the Gross Fair Market Value of any assets of the Corporation acquired by a Person that is controlling, controlled by or under common control with the Corporation or any of its stockholders shall not be taken into account in determining whether a Change of Control has occurred.

(d)     “Good Reason” Defined. “Good Reason” shall mean the occurrence of any of the conditions described below, provided that such condition arises without the consent of RIMER:

(i)    a material diminution in RIMER’s Executive Authority, duties, or responsibilities;

(ii)    a material diminution in the authority, duties, or responsibilities of the supervisor or corporate body to whom RIMER is required to report, including a requirement that RIMER report to a corporate officer or employee instead of reporting directly to the CEO.

(iv)    any material breach by the Corporation of any provision of this Agreement; or

(v)    a material change in the geographic location at which RIMER must perform his services.

Notwithstanding the above, a termination hereof shall not be considered to have occurred for “Good Reason” unless: RIMER provides notice of the condition within ninety (90) calendar days after the initial existence of the condition; or the Corporation fails to cure such condition within thirty (30) calendar days after such notice.

(e)    “Gross Fair Market Value” Defined. “Gross Fair Market Value” shall mean the fair market value without regard to liabilities associated with the assets valued.

8.    Payment Terms. Payment of any amounts to which RIMER shall be entitled pursuant to the provisions of Section 6 shall be made within thirty (30) days following the date of termination. Any amounts payable pursuant to Section 6 which are not made within the period specified in this Section 8 shall bear interest at a rate equal to the lesser of (i) the maximum interest rate allowable pursuant to applicable law or (ii) five percent (5%) per annum.

1.[Intentionally left blank.]

10.     Confidentiality.

(a)     “Corporation Information” Defined. “Corporation Information” means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters).

(b)    Confidentiality. RIMER hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of his engagement by the Corporation is attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. RIMER therefore, except as otherwise provided in this Section 10(b), covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during and after the end of the Term and shall not be used or divulged by him outside the scope of his engagement as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that RIMER is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, RIMER will promptly so notify the Corporation so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, RIMER may furnish the material so required to be furnished, but RIMER will furnish only that portion of the Corporation Information that legally is required. Notwithstanding anything to the contrary contained in the foregoing, RIMER shall not be prevented from disclosing Corporation Information that (i) was or becomes generally available to the public through no fault of RIMER; (ii) was available to RIMER on a non-confidential basis prior his engagement by the Corporation; or (iii) was developed independent of the information derived from the Corporation Information.

11.    Non-Solicitation of Employees. RIMER covenants and agrees that during the Term, and for a period of one (1) year following termination of this Agreement for any reason whatsoever, RIMER shall not directly or indirectly solicit any other employee of or consultant to the Corporation, or any of its subsidiaries or affiliates to terminate such employee’s employment or consultant’s relationship with the Corporation, or any of its subsidiaries or affiliates, as the case may be, or to become employed by or a consultant to a Competing Business.

12.    Successors and Assigns; Expenses.

(a)    Personal Services. This Agreement is a personal services consulting contract, and the rights and interests that the Agreement accords to RIMER may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of RIMER shall be for the sole personal benefit of RIMER, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against RIMER. Except as so provided, this Agreement shall inure to the benefit of and be binding upon RIMER and his personal representatives, heirs, distributees and legatees.

(b)    The Corporation. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and its successors and assigns.

(c)    Expenses. The Corporation shall either reimburse RIMER or pay directly to his (ii) United States counsel, Reitler Kailas & Rosenblatt LLC, and (ii) his Swiss counsel, for their respective Fees related to the negotiation, preparation and review of this Agreement, up to an aggregate of $15,000.

13.    Entire Agreement. This Agreement, together with the Stock Option Grant and the Indemnification Agreement, represents the entire agreement between the parties concerning RIMER’s engagement by the Corporation and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between RIMER and the Corporation relating to the subject matter of this Agreement. Without limiting the generality of the foregoing, for so long as Rimer is a consultant to the Corporation, he shall not be entitled to receive fees or options payable as a Director of the Corporation.

14.    Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by RIMER and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

15.    Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to RIMER:                Richard Rimer
3 Avenue Dumas
1206 Geneva, Switzerland
Email: rrimer@acornenergy.com

with a copy to:                Reitler Kailas& Rosenblatt LLC
885 Third Avenue, 20th Floor
New York, NY 10022
Attention: Scott H. Rosenblatt, Esq.

If to the Corporation:            Acorn Energy, Inc.
3903 Centerville Road
Wilmington, Delaware 19807
Attention: Chairman of the Compensation Committee

with a copy to:                Eilenberg & Krause LLP
11 East 44th Street
New York, NY 10017
Attention: Sheldon Krause , Esq.

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

16.    Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and RIMER that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

17.    Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.    Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

19.    Withholding Taxes. All Fees and Bonus and any other payments to RIMER under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

20.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

21.    Applicable Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law.

[THE BALANCE OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

__________________________________
Richard S. RIMER

ACORN ENERGY, INC.

By:	_____________________________
Name: John A. Moore
Title: Chief Executive Officer

Exhibit A

1.	Top Quartile Partners SA

2.	Dianapath SA